March 15, 2016

Dear Shareholders:

On May 11, 1987 Wilson Bank & Trust opened for business with capital of $5 million that you, our shareholders, invested in us. That $5 million in capital has grown to $223 million as of December 31, 2015. You have just received our 2015 Annual Report which reflected a record year of growth in assets and net income. The total assets of your bank reached $2 billion and has continued to be over $2 billion.

Wilson Bank & Trust is strongly positioned in the eight counties we serve with 26 offices. Our bank has developed a strong long-range plan that includes continued growth, expansion, and succession as well as remaining an independent bank. Our future is bright as we continue to provide personal, professional banking in a hometown manner.

The Board of Directors of Wilson Bank Holding Company is pleased to announce a four for three stock split for shareholders of record as of the close of business on March 24, 2016 that will be payable on March 31, 2016. You will receive a statement on April 1st stating the number of shares received as a result of the split and the value of the most recent trade. Your shares will initially be held in book entry and you will not receive a stock certificate for them.

We deeply thank you for investing in Wilson Bank Holding Company. It is you and your promotion and advocacy of our people, our products and our heartfelt service that has helped make us “Middle Tennessee’s Community Bank”. The greatest compliment you give us is the continuing referrals of your friends, neighbors and colleagues. We are honored to serve each of them. That simple action continues to be instrumental in your bank continuing to grow and thrive.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons, President/CEO            Jerry Franklin, Chairman

RC:JF/mtk